PART-TIME EMPLOYMENT AGREEMENT

This Agreement is made by Natus Medical Incorporated (“Natus”) and Dong-Chune Christopher Chung (“Employee”), effective as of April 2, 2022 (the “Effective Date”) for the purpose of setting forth the terms and conditions by which Natus will acquire Employee’s services on a part-time basis. In consideration of the mutual obligations specified in this Agreement and any compensation paid to Employee for Employee’s services, the parties agree to the following:

1. Consulting Services. Employee is hereby retained by Natus with the job title of Chief Medical Officer to provide such services as may be requested by the President and CEO of Natus from time to time.
    2. Conflicts of Interest. Employee represents that Employee is not currently engaged in any agreement or arrangement with any third party that might reasonably conflict with the terms of this Agreement. If Employee becomes so engaged during the term of this Agreement, Employee will notify Natus in writing within ten (10) days of entering into such agreement, and will use best efforts to cooperate with Natus to avoid and/or minimize the adverse consequences of any potential conflict.

3. Compensation.
(a) In consideration for Employee’s services under this Agreement, Natus shall pay Employee at the rate of one hundred eighty-one dollars and twenty-five cents ($181.25) per hour. In addition, Natus shall reimburse Employee for reasonable out-of-pocket expenses incurred by Employee in connection with the work performed for Natus by Employee, including reasonable costs and expenses incurred by Employee in connection with such work for travel, transportation, lodging and meals, provided that such costs and expenses are in accordance with Natus’ policies and that Employee provides Natus with all receipts and other documentation related to such costs and expenses, and seeks pre-approval from the Natus President and CEO before incurring any expenses. Employee shall be paid eight (8) hours per each two-week pay period at the rate of $181.25 per hour from April 2, 2022 through March 31, 2023 (the “Compensation”).

(b) Employee will be eligible to participate in the executive short-term incentive (“STI”) bonus plan, which will be based 50% pro-rata on the aggregate amount of: (i) Employee’s total base salary from January 1, 2022 through April 1, 2022; plus (ii) the Compensation.  If Employee’s employment ends under this Agreement prior to the payment date of the 2022 STI, no bonus will be earned or paid.

(c) Employee’s equity awards existing as of the Effective Date will continue to vest in accordance with the applicable grant awards while Employee remains employed under this Agreement. Employee shall not receive any new equity awards during the term of this Agreement. All vesting of existing equity awards shall cease upon the expiration or termination of this Agreement, at which time all unvested equity awards shall be cancelled and forfeited.

    4. Nondisclosure and Trade Secrets. In the course of Employee’s performance hereunder, Employee may receive and otherwise be exposed to confidential and proprietary information relating to Natus’ (or any related affiliates or subsidiaries) business practices, strategies and technologies, and may also be exposed to information of third parties to whom Natus has an obligation of confidentiality. Such confidential and proprietary information includes but is not limited to Natus’ research, development and/or marketing programs, Natus financial information, including sales, costs, profits and pricing methods, Natus’ internal organization, employee information and customer lists, Natus’ technology, including discoveries, inventions, research and development efforts, processes, designs, formulas, methods, product know-how and know-how, information of third parties as to which Natus has an obligation of confidentiality, and all derivatives, improvements and enhancements to any of the foregoing (collectively referred to as “Proprietary Information”).

    Employee acknowledges the confidential and secret character of the Proprietary Information and agrees that the Proprietary Information is the sole, exclusive and valuable property of Natus. Accordingly, Employee shall not reproduce or otherwise use any of the Proprietary Information except in the performance of Employee’s work under this Agreement, and shall not disclose any of the Proprietary Information in any form to any third party, either during or after the term of this Agreement, except with Natus’ expressed prior written consent. Upon termination of this Agreement for any reason or expiration of the term of this Agreement, Employee agrees to cease using and to return to Natus all copies of the Proprietary Information, whether in Employee’s possession or under Employee’s control. In addition, Employee shall not disclose or otherwise make available to Natus in any manner confidential information of Employee or received by Employee from any third party.

        5. Term and Termination. Unless previously terminated as provided herein, this Agreement shall terminate on March 31, 2023. Either Natus or Employee may terminate this Agreement, effective immediately upon written notice to the non-terminating party. In connection with any termination of this Agreement, Employee shall cease work unless otherwise advised by Natus, and shall notify Natus of pre-approved costs and expenses incurred up to the termination date that have not been reimbursed. In connection with expiration or any termination of this Agreement, Employee shall return to Natus all copies of all Proprietary Information and Work Product under this Agreement. If this Agreement is terminated by either party or automatically terminates on March 31, 2023, all of Employee’s unvested equity awards will be forfeited to Natus immediately, and all rights of Employee to such equity shall automatically terminate without payment of any consideration to Employee. Section 4 herein shall survive the expiration or any termination of this Agreement.

    6. Benefits. Employee is a part-time employee of Natus working less than thirty (30) hours per week, and thus is not eligible for any Natus employee benefits, including without limitation, paid time-off, severance, health insurance (other than COBRA), life insurance, dental, HCA, HSA, vision, ADD, short-term disability, long-term disability, identity protection, and the legal plan during the term of this Agreement.

    7. At-Will Employment. Employee understands and agrees that Employee’s part-time employment with Natus shall be “at-will” and this Agreement may be terminated at any time with or without cause, for any reason or no reason in the sole discretion of Natus. Employee understands and agrees that neither his job performance nor commendations or the like from Natus give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of this Agreement. Likewise, Employee may terminate this Agreement at any time with or without cause. Notice of such termination by either party shall be provided to the other party.

    8. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any assignee of Natus. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

    9. Entire Agreement. This Agreement constitute the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof. This

Agreement may not be waived, modified or amended unless mutually agreed upon in written by both parties.
Employee’s Employment Agreement with the Company dated February 27, 2003, as amended, (the “Original Employment Agreement”) shall be terminated as of April 1, 2022 and shall have no further force or effect except as expressly set forth herein. No severance pay or other benefits shall be due to Employee under the Original Employment Agreement, except that all accrued paid time off (“PTO”) shall be paid to Employee as soon as is practical after the Effective Date of this Agreement.

    10. Choice of Law and Venue. This Agreement shall be governed by the laws of the State of Wisconsin, without regard to its conflicts of laws principles. Venue shall exclusively be in Dane County, Wisconsin, notwithstanding any conflict of law provisions to the contrary. The parties agree to waive all rights to a jury trial.

    11. Severability. In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of the Agreement.

    12. Voluntary Nature of Agreement. Employee acknowledges and agrees that Employee is executing this Agreement voluntarily and without any duress or undue influence by Natus or anyone else. Employee further acknowledges and agrees that Employee has carefully read this Agreement and that Employee has asked any questions needed for Employee to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Employee is waiving Employee’s right to a jury trial. Finally, Employee agrees that Employee has been provided an opportunity to seek the advice of an attorney of Employee’s choice before signing this Agreement.

    13. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

    14. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

    15. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to Natus: Natus Medical Incorporated Attn: General Counsel 12301 Lake Underhill Road, Suite 201 Orlando, FL 32828	If to Employee: at the last residential address known by Natus.
    16. Signatures. This Agreement may be executed via a recognized electronic signature service (e.g., DocuSign or Adobe Sign), or may be signed, scanned and emailed to the other party (e.g., PDF format), and any such signatures shall be treated as original signatures for all applicable purposes.

    In Witness Whereof, the parties hereto have executed this Agreement as of the Effective Date first set forth above.

Natus Medical Incorporated            Dong-Chune Christopher Chung

____________________________            ____________________________

Name:______________________            Date:_______________________

Date:______________